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                                                                    EXHIBIT 99.1

Impco Technologies Enters into $22.5 Million Private Placement of Common Stock with Institutional Investors

CERRITOS, Calif., Jan 11, 2002 /PRNewswire/ -- IMPCO Technologies Inc. (Nasdaq:
IMCO - news), today announced that it has entered into a definitive purchase
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agreement to raise $22.5 million in a private placement financing of common stock with several large institutional investors. IMPCO sold a total of 2 million shares at $11.25 per share, representing an 11% discount to market from the $12.53 closing price on Thursday, January 10th. The investors will also receive warrants to purchase an aggregate of 200,000 shares of common stock at 118% of the purchase price.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. The securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.

For further information, please contact Mr. Dale Rasmussen, Investor Relations, 206-575-1594, or media, Mr. James S. Mitchell, 562-860-6666, ext. 116, both of
IMPCO.